Exhibit 10.1

Amended Exhibit A to 2020 LTIP and RSU Agreements

EXHIBIT A

Performance Criteria Applicable to

Performance-Based RSUs

1.

Following the completion of the applicable three-year performance period, the Committee will determine the extent to which each of the Performance Goals related to Free Cash Flow and Annual Core Sales Growth as described below have been achieved. Each payout percentage calculated in accordance with Section 2 and Section 3 of this Exhibit A shall be multiplied by 50%, with the resulting sum of the two payout percentages (to two decimal places) multiplied by the TSR Modifier Percentage calculated in accordance with Section 4, if applicable, to determine the total payout percentage applicable to the Award (the “Award Payout Percentage”). The number of Performance-Based RSUs subject to the Award will be multiplied by the Award Payout Percentage to determine the adjusted number of Restricted Stock Units, and thus the number of shares of Common Stock or cash equivalents, to be issued upon vesting pursuant to each Key Employee’s Performance-Based Restricted Stock Unit grant. Notwithstanding the foregoing, (i) the Award Payout Percentage shall not exceed a maximum of two hundred percent (200%), and (ii) in the event the Company’s ranking is in the bottom quartile of the TSR Comparator Group at the end of the three year performance period (as determined pursuant to Section 4 below), the Award Payout Percentage shall not exceed a maximum of one hundred percent (100%).

2.	Free Cash Flow

a.

Free Cash Flow shall be measured on a cumulative basis over the entire three-year performance period commencing January 1, 2020 and ending December 31, 2022. The payout percentage for the Company’s cumulative Free Cash Flow shall be determined in accordance with the Free Cash Flow targets and payout percentages established by the Committee prior to the grant date of the award.

b.	The payout percentage for the Free Cash Flow target shall range from a minimum of zero percent (0%) to a maximum of two hundred percent (200%) based on actual performance relative to targets

c.	For any actual performance figure which falls between two defined payment thresholds, the payout with respect to such performance criteria shall be determined by straight-line interpolation.

d.

“Free Cash Flow” means operating cash flow for the total Company (including discontinued operations), as reported by the Company, less capital expenditures, subject only to the adjustments described below. Free Cash Flow shall exclude the impact of all cash costs related to the extinguishment of debt; debt and equity related financing costs; cash tax payments associated with the sale of a business unit or line of business; cash expenditures associated with the acquisition, or divestiture of business units or lines of business, including retention related deal payments and all cash costs associated with appraisal rights proceedings; and other significant cash costs that have had or are likely to have a significant impact on Free Cash Flow for the period in which the item is recognized, are not indicative of the Company’s core operating results and affect the comparability of underlying results from period to period, as determined by the Committee. Free Cash Flow shall include disposal proceeds for ordinary course and restructuring related asset sales.

e.

Upon the divestiture of a business unit or line of business, Free Cash Flow targets shall be adjusted to exclude the estimated results for the divested business unit or line for the period following the divestiture, to reflect the negative impact of any unabsorbed overhead (net of transition service fee recovery) resulting during the period following the divestiture, and to reflect the impact of any use of net proceeds from the divestiture for debt repayment. Upon the acquisition of a business unit or line of business, Free Cash Flow targets will be adjusted to reflect the anticipated impact of the transaction during the performance period in accordance with management estimates as communicated to the Board of Directors (or a committee thereof) in support of the acquisition approval request, including any related interest expense or financing cost.

3.	Annual Core Sales Growth

a.

The payout percentage applicable to each calendar year of the three-year performance period commencing January 1, 2020 and ending December 31, 2022 shall be determined in accordance with those Core Sales Growth targets and payout percentages established by the Committee prior to the grant date of the award.

b.

The payout percentages for Annual Core Sales Growth for each calendar year of the three-year performance period shall be weighted as follows for purposes of determining the Annual Core Sales Growth payout percentage:

i.	2020 – 20%

ii.	2021 – 40%

iii.	2022 – 40%

c.

The payout percentage for the Annual Core Sales Growth target in each year shall range from a minimum of zero percent (0%) to a maximum of two hundred percent (200%) based on actual performance relative to targets

d.	For any actual performance figure which falls between two defined payment thresholds, the payout with respect to such performance criteria shall be determined by straight-line interpolation.

e.

Upon completion of the three-year performance period, each of the three annual payout percentages determined as described above shall be multiplied by their respective weighting percentages, with the resulting numbers added together to determine the Annual Core Sales Growth payout percentage for purposes of calculating the Award Payout Percentage under Section 1.

f.

“Annual Core Sales Growth” means the Company’s Core Sales Growth performance, calculated on the same basis as Core Sales Growth publicly reported by the Company and expressed as a percentage, over each year of the three-year performance period commencing January 1, 2020 and ending December 31, 2022, with each of the three annual Core Sales performance rates measured against the Core Sales for the respective preceding fiscal year.

g.

“Core Sales” shall exclude the impact of planned and completed divestitures (from the first day of the preceding quarter when the announcement is made), discontinued operations, acquisitions (for a period of one year from acquisition), retail store openings (for a period of one year from opening), retail store closures (for all closures occurring or planned to occur within the performance period) and foreign currency exchange, and all other items excluded from publicly reported Core Sales Growth.

4.	Relative Total Shareholder Return Modifier

a.

The payout percentage applicable to Performance-Based RSUs covered by the Award, calculated under Sections 2 and 3 above, will be subject to modification based on the Company’s Total Shareholder Return (“TSR”) relative to the TSR of the following Comparator Group members:[1]

Avery Dennison Corporation Dorel Industries Inc. Fortune Brands Home & Security Inc. Hasbro, Inc. Henkel AG & Co. KGaA Kimberly-Clark Corporation	Koninklijke Philips N.V. Mattel, Inc. Societe BIC SA Spectrum Brands Holdings, Inc. Tupperware Brands Whirlpool Corporation

b.

The Company’s ranking (in the range of highest to lowest) in the TSR Comparator Group at the end of the three-year performance period, beginning January 1, 2020, and ending December 31, 2022, will be determined by the Committee based on the TSR for the Performance Period for the Company and each of the members in the TSR Comparator Group as calculated below:

c.	TSR is calculated as follows and then expressed as a percentage:

[1]

Any companies that are in the TSR Comparator Group at the beginning of the performance period that no longer exist at the end of the three-year performance period, (e.g., through merger, buyout, spin-off, or similar transaction), or otherwise change their structure or business such that they are no longer reasonably comparable to the Company, shall be disregarded by the Committee in the Committee’s calculation of the appropriate interpolated percentage.

(Ending Average Market Value – Beginning Average Market Value) + Cumulative Annual Dividends

Beginning Average Market Value

“Average Market Value” means the simple average of the daily stock prices at close for each trading day during the applicable period beginning or ending on the specified date for which such closing price is reported by the New York Stock Exchange, Nasdaq Stock Exchange or other authoritative source the Committee may determine.

“Beginning Average Market Value” means the Average Market Value for the ninety (90) days ending December 31, 2019.

“Cumulative Annual Dividends” mean the cumulative dividends and other distributions with respect to a share of the Common Stock the record date for which occurs within the Performance Period.

“Ending Average Market Value” means the Average Market Value for the last ninety (90) days of the Performance Period.

“Performance Period” means the period beginning January 1, 2020 and ending December 31, 2022.

d.

The payout percentage calculated under Sections 2 and 3 above will be multiplied by a percentage attributable to the Company’s ranking in the TSR Comparator Group determined as follows (the “TSR Modifier Percentage”). The TSR Modifier Percentage will be 125% in the event the Company’s ranking is in the top quartile of the TSR Comparator Group at the end of the Performance Period. The TSR Modifier Percentage will be 75% in the event the Company’s ranking is in the bottom quartile of the TSR Comparator Group at the end of the Performance Period. Additionally, if the Company’s ranking is in the bottom quartile of the TSR Comparator Group at the end of the Performance Period, the Award Payout Percentage will be no higher than target (100%), even if the calculation results in a higher payout. In the event the Company’s ranking is in neither the top nor the bottom quartile of the TSR Comparator Group, this Section 4 will not apply and there will be no TSR Modifier Percentage and no adjustment to the payout percentage calculated under Sections 2 and 3 above.

e.

For illustration, if the initial TSR Comparator Group has 24 companies (including the Company) at the beginning of the performance period and 5 of the companies have been merged out of existence or are no longer comparable by the end of the performance period, the TSR Modifier Percentage will be based on where the Company ranks among the remaining 19 companies as follows:

Rank (Highest to Lowest)	Percentage
1st	125%
2nd	125%
3rd	125%

Rank (Highest to Lowest)	Percentage
4th	125%
5th	No adjustment	[2]
6th	No adjustment
7th	No adjustment
8th	No adjustment
9th	No adjustment
10th	No adjustment
11th	No adjustment
12th	No adjustment
13th	No adjustment
14th	No adjustment
15th	No adjustment
16th	75%
17th	75%
18th	75%
19th	75%

[2]

In the event that the cutoff for the top or bottom quartile occurs between ranks (e.g., between 4th and 5th and between 15th and 16th in the example above) the TSR Modifier Percentage will not apply to the lower rank, in the case of the top quartile, or the higher rank, in the case of the bottom quartile, consistent with the table above.

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